AMENDMENT No. 4 TO
AMENDED AND RESTATED PROMISSORY NOTE

This Amendment No. 4 to the Amended and Restated Promissory Note (this Amendment"), dated December 20, 2021, by and between Pyxis Tankers Inc. ("**Maker**") and MARITIME INVESTORS CORP. ("**Payee**"), amends in part the Amended and Restated Promissory Note, made by Maker in favor of Payee as of December 29, 2017 in the original principal amount of $5,000,000 (the "**Promissory Note**").

WHEREAS, Maker and Payee wish to amend the principal amount and repayment terms of the Promissory Note, as set for in this Amendment, and Payee and Maker have determined that such amendments are acceptable.

NOW THEREFORE, *in consideration of the foregoing and for other good and valuable consideration,* the parties hereto agree as follows:

a) Section 1. Principal in the Promissory Note is hereby deleted in its entirety and replaced with the following:

"Principal. The principal and repayment of this Promissory Note shall be as follows:

The principal of this Promissory Note shall be increased from $3,000,000 to $6,000,000 effective December 20, 2021 and shall be due and payable on April 1, 2024; "

This Amendment sets forth the entire understanding of Maker and Payee with respect to the subject matter hereof and except as set forth herein, the Promissory Note remains a valid, binding agreement between the parties.

This Amendment shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

This Amendment may be executed in any number of counterparts each of which shall be deemed an original and all of which, taken together, shall constitute a single original document.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 to Promissory Note as of the date first written above.

PYXIS TANKERS INC.

By: ____________________
Name: Konstantinos Lytras
Title: Chief Operating Officer

MARITIME INVESTORS CORP.

By: ____________________
Name: Valentios Valentis
Title: CEO & President